 American Standard Energy Closes on $20 Million Convertible Notes Offering and Enters Into Share Modification Agreement with Affiliates of Pentwater Capital Management

SCOTTSDALE, Ariz., Feb. 13, 2012 /PRNewswire/ --American Standard Energy Corp ("American Standard" or the "Company") (OTCBB: ASEN.OB - News), today announced the placement and closing of a $20 million private convertible notes offering with affiliates of Pentwater Capital Management, Ltd. ("Pentwater").

This $20 million private financing is a secured promissory note convertible into shares of the Company's common stock at a conversion price of $9.00 per share with warrants to purchase shares of the Company's common stock at an exercise price of $2.50 per share.  The initial funding by Pentwater to the Company was in the amount of $10 million.

The proceeds of the initial draw of $10 million will be used for development of the Company's Auld Shipman project in the Eagle Ford shale formation in LaSalle and Frio Counties, Texas. The remaining amount of the facility is available for the Company to fund a portion of the purchase price of the Company's potential acquisition of approximately 73,000 net acres in the Permian Basin, the Eagle Ford shale formation and Eagle Bine in Texas, the Williston Basin in North Dakota, and the Denver-Julesburg Basin in Wyoming and Nebraska.

"Forging a deeper partnership with Pentwater – one of our largest shareholders – serves to allow American Standard to accelerate its development program, adding to both production and proved reserves more rapidly," said Scott Feldhacker, Chief Executive Officer of American Standard. "The Company's ability to adequately fund the Auld Shipman project should add value for American Standard shareholders as the project potentially represents one of the Company's most robust assets in the core liquids rich portion of the Eagle Ford."

"Pentwater's confidence in our current Eagle Ford development as well as the value of American Standard's pending acquisition provides us conviction that our strategic plan will create value for American Standard shareholders," added Feldhacker. "We look forward to continuing our partnership with Pentwater in the months to come."

"In addition to providing capital sufficient to meet our current and anticipated development costs in the Eagle Ford, Pentwater's commitment provides significant flexibility for the Company in managing cash flow," said American Standard's Chief Financial Officer Scott Mahoney. "Lower interest costs in the first ten months of the facility provide a bridge to more conventional financing as our efforts evolve into additional production and reserves. Should we continue to grow as we hope, Pentwater also has the option to convert the Notes to common equity."

Modification Agreement with Pentwater

The Company and affiliates of Pentwater also agreed to the modification of the anti-dilution provisions of the Series B Warrants issued to Pentwater affiliates in a $13 million private placement in July 2011.  Pentwater and the Company have agreed to limit the dilutive effects of the Series B Warrants by including a floor exercise price of $3.00 per share to the calculation of the reset provision included in the Series B warrants.

In exchange for this modification, the Company agreed to issue to Pentwater a new 5 year Series C Warrant to purchase 2.5 million shares of the Company's common stock with a cash exercise price of $3.00 per share.  The Series C Warrants include a provision under which the warrants must be exercised by Pentwater for cash if American Standard's common stock closes at a price of $6.00 or greater for 20-consecutive trading days.

"The Company believes that its ability to reduce the potential dilution of the Series B warrants through our negotiations with Pentwater is one of a series of steps American Standard's leadership team is taking to reposition the balance sheet for future growth and enhancing value for all stakeholders," added Mahoney. "We are pleased Pentwater agreed to these changes as, over time, it stands to benefit them as well as other shareholders."

A complete description of the financing and the modification agreement can be found in the Company's Form 8-K filed with the Securities and Exchange Commission.

About American Standard Energy

American Standard Energy Corp. is an oil and gas exploration and production company based in Scottsdale, Arizona.  The Company's oil and gas asset base is balanced between operated acreage in the Permian Basin and non-operated acreage in the Williston Basin and South Texas Eagle Ford resource prospects. The Company currently controls approximately 40,000 net acres in its key operating basins.

Forward Looking Statements

Except for the historical information contained herein, this press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 (the "Securities Act") and the Securities Exchange Act of 1934 (the "Exchange Act").  All statements other than statements of historical facts included in this report regarding our financial position, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements.  When used in this report, forward-looking statements are generally accompanied by terms or phrases such as "estimate," "project," "predict," "believe," "expect," "anticipate," "target," "plan," "intend," "seek," "goal," "will," "should," "may" or other words and similar expressions that convey the uncertainty of future events or outcomes.  Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond our Company's control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: oil and gas prices, our ability to raise capital, general economic or industry conditions nationally and/or in the communities in which our Company conducts business, changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, other economic, competitive, governmental, regulatory and technical factors affecting our Company's operations, products, services and prices.

We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.

CONTACT:
Investor Relations
Jon Kruljac GVC Advisors
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